Exhibit 5
December 21, 1998

Board of Directors
Dominion Resources, Inc.
P. O. Box 26532
Richmond, Virginia 23261

Dear Sir/Madam:

I am Vice President and General Counsel of Dominion Resources, Inc. (the Company), and I have advised the Company in connection with the registration, pursuant to a Registration Statement on Form S-8 being filed with the Securities and Exchange Commission under the Securities Act of 1933 of 400,000 shares of the Company's Common Stock, without par value (the Common Stock), which have been reserved for issuance pursuant to the Dominion Resources, Inc. Directors' Deferred Cash Compensation Plan (the Plan) and $16,000,000 of deferred compensation obligations (the Obligations) which will represent insured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan. In connection with the filing of the Registration Statement, you have requested my opinion concerning certain corporate matters.

I am of the opinion that the issuance of Common Stock has been duly authorized and when issued in accordance with the terms and provisions of the Plan, the shares of Common Stock will be legally issued, fully paid and nonassessable. I am of the opinion that the Obligations when issued in accordance with the terms and provisions of the Plan will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights, and (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

This opinion is limited to the laws of the Commonwealth of Virginia, and I disclaim any opinion as to the laws of any other jurisdiction. I further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion. I express no opinion as to the applicable choice of law provisions contained in the Plan.

This opinion is rendered to you in connection with the issuance of the Obligations and is solely for your benefit. This opinion may not be relied upon by any other person, firm, corporation or other entity for any purpose, without prior written consent.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons where consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations thereunder.

Very truly yours,

/s/JAMES F. STUTTS, ESQ.
James F. Stutts, Esq.
Vice President and General Counsel